Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related Prospectus of CLPS Incorporation for the registration of 2,666,666 shares of its common stock and to the incorporation by reference therein of our report dated October 22, 2020, with respect to the consolidated financial statements of CLPS Incorporation, included in its Annual Report (Form 20-F) for the year ended June 30, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shanghai, The People’s Republic of China

March 31, 2021